Exhibit 99.1

              ElkCorp Revises Outlook for its Fiscal Third Quarter

     DALLAS--(BUSINESS WIRE)--March 27, 2006--ElkCorp, (NYSE:ELK), announced a revised earnings outlook for its third fiscal quarter of 2006. The company now expects earnings per diluted share to be in the range of $0.40 to $0.43 compared to the $0.50 to $0.53 per diluted share guidance given in ElkCorp's second quarter earnings release dated January 19, 2006. The company is maintaining its guidance for fiscal 2006 but anticipates results will now be at the lower end of its previously announced range of $2.25 to $2.40 per diluted share. Elk plans to further discuss its outlook for the fourth fiscal quarter as well as fiscal year 2006 when it reports its third quarter results following the close of the market on April 25.
     The reduced earnings per diluted share estimate for the third quarter is primarily attributed to slower than anticipated ramp-up of sales into the Florida storm areas, higher asphalt and transportation costs and lower than expected decking shipments in the composites business. These factors were partially offset by record shingle shipments. Product expected to go into Florida was shipped to the lower margin Gulf Coast storm areas which were impacted by Hurricanes Rita and Katrina. Transportation and asphalt costs have also continued to increase beyond the company's previous expectation of leveling off in the quarter.
     "We continue to see strong shingle demand in the majority of the country, however, due to the slower than anticipated ramp in the demand from Hurricane Wilma we did not ship as much product as anticipated into the Florida market," said Thomas Karol, chairman and chief executive officer of ElkCorp. "We believe that there is still substantial demand in these areas, but due to the longer lead times for insurance claims settlement, this demand is at a much slower pace than after previous storms. Additionally, asphalt prices and transportation costs are higher than we had originally anticipated for the quarter. We have announced a 7% to 9% price increase effective April 3rd that should help us to offset these costs."
     Mr. Karol continued, "In our composites business, we did not see the volumes in January and February that we had anticipated, which was largely due to slower than anticipated inventory build at the dealer level. We believe that dealers are somewhat reluctant to place large initial seasonal orders due to the general industry overstocking experienced in the last season. We feel confident that as the season progresses, dealers will begin to carry heavier inventory loads. We are also launching programs that will help educate and promote contractors to use our product, which we believe will assist us in building confidence and brand recognition in the market going forward."
     "We are obviously never pleased when we do not meet our quarterly earnings outlook but the long-term outlook for the company remains positive. Demand for our roofing products remains strong. We have composite decking and railing products that we believe are among the best in the market and we expect that as decking volumes begin to pick up we will be able to attain more positive results on a consistent basis. Our specialty fabric technologies business also continues to grow and develop innovative high-margin products that will assist with continued growth going forward."
     The company will release its fiscal third quarter results on Tuesday, April 25, following the close of the market. ElkCorp will also host a conference call on April 26, 2006, at 11:00 a.m. EDT to further discuss its earnings and operations for the third quarter as well as expectations for its fourth quarter and fiscal year end. Investors and other interested parties may participate in the live audio webcast by visiting the investor relations section of the ElkCorp Web site at www.elkcorp.com.

     About ElkCorp

     ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.

     Safe Harbor Provisions

     In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "goal," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the third quarter and fiscal year 2006. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, failure to achieve expected efficiencies in new operations, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2005. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


     CONTACT: ElkCorp
              Investor Relations Contact:
              Stephanie Elwood, 972-851-0472